PERICOM SEMICONDUCTOR CORPORATION

January 31, 2012	1:30 P.M. Pacific Standard Time

TRANSCRIPT OF SECOND QUARTER FISCAL 2012 RESULTS CONFERENCE CALL

Operator

Good day, ladies and gentlemen, and welcome to the Pericom Semiconductor second quarter 2012 earning call. At this time, all participants are in a listen-only mode. Later, we'll have a question-and-answer session and instructions will follow at that time. If anyone should require assistance during the conference, please press star then zero on your touchtone telephone. As a reminder, today's conference is being recorded for replay purposes.

I would now like to turn the conference over to your host for today, Mr. Robert Strickland, corporate Treasurer. Sir, you may begin.

Robert Strickland

Thank you. Good afternoon and welcome to Pericom's second quarter fiscal year 2012 conference call. Our speakers today are Alex Hui, President and CEO, and Aaron Tachibana, the CFO. Before we get started, please be aware that we will be presenting several visual slides during management’s discussion of the business. To view these slides, please go to www.pericom.com and click on the “investors” link.

Today, the company will discuss its financial results, comment on the industry and on Pericom's business, and provide guidance for the third quarter of fiscal 2012. Certain matters discussed in the press release and on this conference call may contain forward-looking statements that involve risk and uncertainty. Therefore, we encourage you to review all filings made by the company with the Securities and Exchange Commission, particularly the risk factor sections of such filings. In accordance with regulations of fair disclosure, Pericom will continue to only provide guidance via its earning release and its conference calls. The company will not provide further guidance or updates during the quarter unless it does so via a press release.

Please note that we are reporting non-GAAP financial measures for net income, gross profit, and operating expenses in addition to our GAAP financial results. Due to the PTI acquisition, we have a significant amount of non-cash and non-operating expense items included in the income statement, which are not reflective of the performance for our normal business operations.

Aaron will discuss the financial performance for the quarter, and Alex will give his comments on the industry and on Pericom's business. Then Aaron will provide guidance for the third quarter of fiscal 2012.

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Aaron Tachibana

Thank you Bob, and good afternoon everyone.

Our consolidated net revenues for the second quarter were $30.5 million dollars, and decreased by 14% from the $35.3 million reported last quarter, and decreased by 25% from the $40.7 million for the same period last year. Most of the sequential decline in revenue was due to lower PC, notebook, and consumer end market demand, and also lower storage volume due to the Thailand flood which had a negative 3% impact on revenue. On a positive note, our networking and telecom revenue increased by 3% over last quarter.

Sales by Channel were:

- International distribution	63%
- Contract manufacturers	24%
- OEM’s	10%
- US distribution	3%

Consolidated non-GAAP gross profit was $11.4 million dollars for Q2 compared with $13.1 million last quarter, and $14.8 million last year. Non-GAAP gross margin for the second quarter was 37.3%, and was up 40 bps from last quarter’s 36.9% and 100 bps higher than last year’s 36.3%. The sequential quarter gross margin improvement was a result of favorable product mix from less PC, storage, and consumer shipments that have a lower gross margin percentage than our consolidated average. We remain on track to achieve our target gross margin range of 38-40% 4 to 5 quarters out, although there could be some fluctuation along the way due to product or end market mix.

Non-GAAP operating expenses were $11 million dollars for Q2, compared with $11.3 million last quarter. We have been controlling our discretionary spending to reflect current business levels, and for the current quarter of Q3, our OpEx will decline a few hundred thousand dollars or so due to reducing our world-wide headcount by 5 to 7%. Going forward, our non-GAAP operating expenses should remain within this range, aside from fluctuations for variable selling costs.

The non-GAAP effective tax rate was 9% for Q2 compared with 36% last quarter. The Q2 tax rate was unusually low due to the GAAP net loss for the quarter which resulted in some year-to-date true-ups. The tax rate was also affected by the mixture of income between foreign and domestic locations.

Non-GAAP net income was $1.0 million dollars or 4 cents per diluted share for Q2 compared with $1.8 million or 7 cents per share last quarter. Most of the net income decline was a result of the lower revenue volume. Although our net earnings decreased sequentially, we remained profitable, and this has been the case the last 5 plus years.

Exiting Q2, our balance sheet remained in excellent shape and the cash generation of our business remains strong. Cash, including both short and long term investments in marketable securities was $124 million dollars which equated to $5.13 cents per share. During the quarter, we repurchased 302 thousand shares for $2.3 million dollars at an average price of $7.63 per share. Since starting the buy-back program in 2007, we have repurchased over 4.8 million shares for $48 million dollars.

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Net inventory was $18.3 million dollars at the end of Q2 which was flat from last quarter and equated to 87 days of supply. Compared with the peak 5 quarters ago, we have reduced in-house inventory by 41% and we are well positioned when an uptick returns. Distributor inventory decreased 9% sequentially, and we had 7.3 weeks of supply at the end of Q2, which was within the normal range of 6-8 weeks.

Capital equipment additions were $1.1 million dollars for Q2 and depreciation expense was $2.0 million.

At this time, I would like to turn the call over to Alex for commentary about our business and the industry.

Alex Hui

Thank you Aaron.

Due to the softness in industry demand and channel partners reducing their inventory, we saw a substantial drop in our revenue in FYQ2. However, we were pleased to see sequential and year-to-year gross margin improvement. This was due to a higher mix of revenue coming from networking and telecom customers and a higher mix of revenue from our Connect product line. While we may see fluctuations in gross margin quarter to quarter, we expect to see further improvement on gross margin over time as we focus on driving revenue mix from higher margin products and market segments.

Bookings were relatively soft in Q2 with book to bill ratio slightly below parity. We saw significant improvements in bookings in the first three weeks of January. We are monitoring to see if the trend would sustain after the Chinese New Year holiday.

Market segment-wise, we saw higher mix of revenue coming from Networking and Telecom, while embedded and others were up slightly. We had lower % mix from PC/notebook, Digital Media, and also ultra-mobility. PTI consumer business was weak due to significant drop in business from South China consumer customers due to weak global economy.

Our top five end customers accounted for 28% of total revenue in Q2.

The revenue mix for our product families was: IC, 63% and Frequency Control products, 37%. IC revenue included 9% from PTI. The remaining 54% of IC products included Analog switches 22%, Digital Switches 5%, Silicon Clocks 8%, Connect 15%, and Interface 4%.

During the quarter we introduced 12 new products in FYQ2, across switching, timing and connect product lines. Besides enhancing our position for next-generation computing platforms, quite a few of these products also have applications in server, networking and embedded applications and this will help expand our growth in these areas. I’ll refer you to our press release for more detailed information.

As of today, Pericom is the only supplier that has USB 3.0 signal integrity products that meet the stringent USB 3.0 industry compliance test. We have many design wins with top-tier customers and we'll ramp up shipment later part of this quarter to support the Intel Ivy Bridge platform. We are also looking at deploying the technology outside the PC/notebook arena over time. We are working closely with key customers on the design in of our PCI Express Gen 3 solution for next generation servers, processing for deployment in second half of calendar '12.

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We have spent quite a bit of time last few quarters working closely with top-tier customers on the design in of our serial connectivity solution to support next generation system featuring USB 3.0 and PCI Express Gen 3 connectivity. One observation that came across very clearly is that it is increasingly difficult to achieve good signal integrity and timing margins in this super-high-speed system running at 5 to 8 gigabits a second over copper wire on the PC board.

We knew all along that the increase in serial protocol data transfer rate would drive the adoption of our signal integrity and timing products over time. We believe there will be a significant increase in the adoption of our solution in Gen 3 systems and the rate will go even higher in future generations.

We believe the macro-environment is improving and channel inventory correction is coming to an end. We are driving our future growth with a two-pronged approach. First of all, expanding our product solutions in switching, signal integrity and timing for serial connectivity systems. Second, increase our penetration into networking, server, storage and embedded markets to get better leverage of our products and technologies.

We are making good progress and uncovering new opportunities for our products in wireless headsets, base stations, IP phones, medical instrumentation and automobile and with other relevant applications. Our goal is to increase the revenue contribution from these areas to help drive revenue growth and margin expansion.

I'll now turn it over to Aaron to give the guidance.

Aaron Tachibana

Thank you, Alex.

We currently expect Q3 revenue to be in the range of down 1.6% to up 11.5% sequentially. The booking rate had improved during the first few weeks of January compared with the beginning of last quarter, however, it’s not clear if the same rate will continue subsequent to the Chinese New Year holiday, therefore, we have provided a wider range for our revenue estimate. Also, we don’t expect any significant adjustments to the distributor inventory levels, but it could still vary plus or minus a few percentage points.

We currently expect the Q3 Non-GAAP results to be as follows:

•	Revenues in the range of $30.0 to $34.0 million.
•	Gross margin in the range of 35 to 37%.
•	Operating expenses are expected to be in the range of $10.5 to $10.9 million.
•	Other income is expected to be approximately $0.5 to $0.7 million, and
•	Effective tax rate will be in the range of 32 -34%.
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This concludes our formal comments, and now we can open up the session for questions and answers. Operator?

Question-and-Answer-Session

Operator

Certainly. Ladies and gentlemen, if you have a question at this time please press star then one on your touchtone telephone. If you question has been answered or you wish to remove yourself from the queue then, at any time, press the pound key. Once again, if you have a question please press star then one. A moment while we wait for questions to queue. Once again, if you have a question, please press star then one.

We have a question from Krishna Shankar from Roth Capital. Your line is open.

Krishna Shankar – Roth Capital Partners

Hi, folks I joined the call a little late but, Alex, I was wondering if you could talk about the distribution channel and what you see in terms of inventory levels both in your distribution channel and your OEM partners. And what would be sort of the outlook for the June quarter in terms of recovery in the industry and your new product design wins with PCI Express and the upgrade cycle.

Aaron Tachibana

Hi Krishna, this is Aaron.

Krishna Shankar – Roth Capital Partners

Hi Aaron.

Aaron Tachibana

I’ll take the first part of the question in terms of the channel and inventory levels and then I’ll turn it over to Alex for the products and the technology. In terms of the channel inventory, so our inventory declined about 9% quarter-to-quarter in the channel. In terms of where we are at today, we believe that the inventory is currently in balance in terms of what we are shipping in versus what’s shipping out. And so, at this point in time, we don’t believe that there is any additional corrections that are going to occur. Okay.

Krishna Shankar – Roth Capital Partners

Okay.

Aaron Tachibana

The changes from this point forward right now looks like it would be demand related either positive or negative.

Krishna Shankar – Roth Capital Partners

Okay.

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Aaron Tachibana

Okay, in terms of the behavior of the distributors, right now we haven’t seen anything new or different than what we’ve seen over the past couple of quarters. In terms of the direct customers OEMs and contract manufacturers, nothing that’s too different from what we’ve seen in the past couple of quarters there either. So we believe we are at a state now where things are going to be tied to end-market demand.

Krishna Shankar – Roth Capital Partners

Okay.

Alex Chi-Ming Hui

And Krishna…

Krishna Shankar – Roth Capital Partners

Okay. And speaking of end-market demand, how are you Alex? We appreciate your comments on end-markets and some of your new product ramps.

Alex Chi-Ming Hui

So, essentially I just mentioned that in the world we are preparing to shipping volume our USB 3.0 signal integrity solution to support the Intel Ivy Bridge platform probably in the late spring timeframe. This will be predominantly notebook and high end workstations. We also are working closely with our customers to do the final phase of design in for our PCI Express Gen3 solution. This will be essentially linked to the Romley server platform that we are looking at going into production in second half of this year.

Krishna Shankar – Roth Capital Partners

Are these Timing or ReDriver chips for PCI Express Gen3.0?

Alex Chi-Ming Hui

PCI Express essentially, Gen3 we are looking at our ReDriver as well as our signal switches in our technology.

Krishna Shankar – Roth Capital Partners

I see, okay. Okay great and then the – what about the frequency, the Timing Control Module business, how is that doing? And anything significant happening there?

Alex Chi-Ming Hui

Yes, our main focus right now as I mentioned last quarter will be our HiFlex series of clock IC and crystal oscillator products. We actually think with that we have the initial of the HiFlex IC and also the crystal oscillator products beginning last quarter and we expect to see more design wins and will ramp up going forward.

Krishna Shankar – Roth Capital Partners

And I remember a couple of quarters ago you had some capacity and underutilization issues but now the – I mean, in terms of capacity utilization and its impact on gross margins in that business do you have passed the bottom day you feel?

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Alex Chi-Ming Hui

Our belief, last quarter, fiscal Q2 will be the bottom in terms of utilization. We expect the utilization rate in the factory will pick up this quarter. But I don’t think we will be fully utilizing the capacity as of yet. We hope in later part this year we should fully utilizing our capacity. But we believe that fiscal Q2, the December quarter, was the bottom in terms of the utilization.

Krishna Shankar – Roth Capital Partners

Okay, great. And I apologize that if you could give me the revenue mix of the product line again I would appreciate it? I missed that.

Alex Chi-Ming Hui

No problem. Yes, so overall, IC was 63% and frequency control products 37%. Of the IC, 9% came from PTI, 22% from analog switch, 5% from digital switches, 8% from silicon clocks, 15% from connect and 4% from interface.

Krishna Shankar – Roth Capital Partners

Okay. Great, and then what about your progress in terms of design wins in kind of the higher end embedded networking storage and sort of enterprise space? Any comments there in terms of a design win activity and the slope of the business the business there?

Alex Chi-Ming Hui

Yes, I think we just mentioned that while overall business was strong, we actually have seen our networking and telecom business was up in the December quarter and then also embedded and others were up slightly.

I think we are still in the early phase of repenetration in the embedded market, but we are seeing quite a lot of opportunities across wireless space including video surveillance, wireless access, IP phones, and automobile and different areas. So, I think we said, we see a lot of opportunities and some of them we are designing in and we have early design wins, but certainly I think this will be something that we’ll continue to work on and we see many opportunities we can address.

Krishna Shankar – Roth Capital Partners

Okay. And finally do you actually have – have you talked about any specific design wins in the ultra book PC market?

Alex Chi-Ming Hui

Yes, we have lot more design in ultrabook– actually if you look at the interface, it’s quite similar to the current notebooks, except that because of the thinness of the notebook we would not see traditional docking station interface. The docking will likely more coming from USB 3 or in some cases a fungible kind of interface. Yeah, but the rest of the components, I think we do not see that’s a big difference between ultra book and the notebook that we are using now.

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Krishna Shankar – Roth Capital Partners

Okay, great. Thank you.

Alex Chi-Ming Hui

Thank you.

Operator

Thank you. Our next question comes from Hans Mosesmann from Raymond James. Your line is open.

Brian Peterson – Raymond James

Hi, this is Brian Peterson stepping in for Hans. Just looking for a clarification comment on your outlook for the March quarter and you said that order trends have improved, can you give any granularity on GEO or end-market, whether it be consumer, networking etcetera?

Aaron Tachibana

Hi, this is Aaron. So, basically in terms of the booking rates, so, yeah, it has picked up a little bit in the first part of January. Some of that is tied to the Chinese New Year holiday being three weeks towards the end of the month and so people typically will order a little earlier.

Now the question is whether that will sustain after the holiday is over this week. In terms of the market pick up, it’s broad base so it’s not just one particular segment, it’s across the board. Now having said that, PC and consumer is still relatively weak compared to where it’s been a few quarters ago.

Brian Peterson – Raymond James

Okay. So another clarification on channel inventory. It looks like the weeks actually went up a little bit sequentially and I know the revenue was down 9%. But you guys have currently been tracking in that 6.5 to 7.5 week range in the last few quarters. Is that the normal range going forward if we were going to, if channel inventory is going to fluctuate sort of within demand? Is that the right way we should think about that?

Aaron Tachibana

Yes, so Brian, I think the way to look at it is, the inventory is going to fluctuate within demand and in terms of the range it’s going to be between six and eight weeks.

Brian Peterson – Raymond James

Okay.

Aaron Tachibana

So basically it went up to 7.3 weeks that’s up half a week or so quarter-to-quarter primarily due to the demand has been down as well, so the sales out were down.

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Brian Peterson – Raymond James

That makes sense. And just another question on the outlook, are there – what end-markets do you think will probably be up sequentially in the March quarter?

Aaron Tachibana

So the end-markets are potentially could be up a little bit, again are going to be the same ones that we had strength in the last two quarters. So, embedded could possibly be up a little bit and networking as well. And we could see a little bit of rebound in the PC notebook as well. Okay, because of some of the design win activity going on with the USB 3.0 and the ReDriver products.

Brian Peterson – Raymond James

Okay and probably the last one for me and just given this like so if embedded is going to be up and PC may potentially be up wouldn’t that sort of lend itself to some gross margin improvement sequentially? Or is there maybe some conservatism baked into the guidance?

Aaron Tachibana

Yes, so right now based on the mixture that we’ve seen, we are trying to be a little bit conservative as well Brian. Okay, and so, we believe again that our model, our financial model and business model is headed in the right direction but in terms of the mixture of product, some of the lower margin product or more volume comes back here in this March quarter, it could be a little bit of a drag on the margins.

Brian Peterson – Raymond James

Okay, thank you.

Aaron Tachibana

You are welcome.

Operator

Thank you. If you have a question please press star then one. And our next question comes from Chris Longiaru from Sidoti. Your line is open.

Christopher Longiaru – Sidoti & Company

Hey guys, I was wondering if you could give me a little bit more color on you said, you had about a 5% to 7% reduction in line in terms of the headcount. I just wanted to know where that is and what the timing of that is and what kind of effect that has in terms of your OpEx?

Aaron Tachibana

Yes, Chris. This is Aaron. How are you doing?

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Christopher Longiaru – Sidoti & Company

Good, how are you?

Aaron Tachibana

Okay, okay, thanks. Yes, so in terms of the 5% to 7% headcount reduction it’s really worldwide and it’s about the same percentage in all different areas as well, meaning Asia and the US.

Christopher Longiaru – Sidoti & Company

Okay. And what’s the cost savings in terms of that reduction?

Aaron Tachibana

Yes, so the annual cost savings is around the same percentage. It’s going to be about 5% to 7%.

Christopher Longiaru – Sidoti & Company

All right. That’s all I have for now. Thank you, guys.

Aaron Tachibana

Thank you.

Operator

Thank you. Once again if you have a question please press star then one. I show no further questions in the queue and we’d like to turn the conference back to Mr. Alex Hui for closing remarks.

Alex Chi-Ming Hui

I like to thank you all of you for the participation and also your support. Also like to mention that we will be presenting at two financial conferences in the March timeframe, we will be at Roth, sometime between March 12 to 14 and that we are going to be at the Sidoti Conference on March 20. So I hope to see some of you out there. Okay, thank you and wish you a nice good afternoon. Thank you.

Operator

Ladies and gentlemen, thank you for your participation in today’s conference. This does conclude the program and you may all disconnect at this time.

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